UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 25, 2006

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 25, 2006, Portland General Electric Company (PGE) and certain institutional buyers (Buyers) in the private placement market entered into an agreement under which PGE will sell, and the Buyers will purchase, $275 million of PGE's First Mortgage Bonds (Bonds). Subject to the satisfaction of customary conditions, the Bonds will be issued in two series in May 2006. One series of the Bonds, in the amount of $175 million, will bear interest from the issuance date at an annual rate of 6.31% and mature in 2036, and the other series, in the amount of $100 million, will bear interest from the issuance date at an annual rate of 6.26% and mature in 2031. The Bonds will be redeemable at the option of PGE at the designated "make-whole" redemption prices.

The Bonds are to be issued pursuant to a Bond Purchase Agreement between PGE and the Buyers and under PGE's Indenture of Mortgage and Deed of Trust, dated July 1, 1945, as supplemented (including the Fifty-Sixth Supplemental Indenture dated on or about May 1, 2006) between PGE and HSBC Bank USA, National Association (as successor to The Marine Midland Trust Company of New York) in its capacity as trustee.

PGE intends to use the proceeds to refund existing indebtedness and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

April 28, 2006	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer

April 28, 2006	By:	/s/ Kirk M. Stevens
Kirk M. Stevens Controller and Assistant Treasurer